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Exhibit 99


FOR IMMEDIATE RELEASE


                        uWINK TO OPEN IN SILICON VALLEY

                uWINK COMING TO MOUNTAIN VIEW, CALIFORNIA IN 2008

LOS ANGELES - October 25, 2007 - uWink, Inc. (OTCBB: UWKI), a developer of digital media entertainment software and an interactive restaurant concept, today announced that it has entered into a definitive agreement to acquire the leasehold interest and certain assets of a currently operating restaurant in downtown Mountain View, California. uWink expects to be able to convert the approximately 7,000 square foot restaurant to the uWink concept and open to the public by early 2008.

     "We are excited to be bringing our unique concept and technology to the heart of Silicon Valley," said Nolan Bushnell, CEO of uWink.


About uWink:

     The uWink restaurant concept allows customers to order food, drinks, games and other digital media at the table through proprietary touch screen terminals. uWink, Inc. is led by entertainment and restaurant visionary Nolan Bushnell.


                                      # # #


     This press release contains forward looking statements and information that are based upon beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management. When used in this press release the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to the Company's or the Company's management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company's industry, operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.



Media Contact:

Alissa Tappan
VP, Marketing and Public Relations
uWink
415-235-9532
alissa@uwink.com